Exhibit 11 Computation of Per Share Earnings

The computation of earnings per share for each period presented is as follows:

                                            1995          1994          1993
                                            ----          ----          ----
Net income..............................  $11,465,430    10,709,341   7,884,433
Average weighted shares outstanding.....    5,027,475     4,967,202   4,965,400
Earnings per share......................        $2.28          2.15        1.59